Exhibit 4.2

EXECUTION COPY

THIS NOTE AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). NEITHER THE NOTE NOR THE SECURITIES ISSUABLE HEREUNDER MAY BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT WITH RESPECT TO SUCH NOTE OR SECURITIES OR AN OPINION OF COUNSEL SATISFACTORY TO LUNA INNOVATIONS INCORPORATED THAT SUCH REGISTRATION IS NOT REQUIRED.

LUNA INNOVATIONS INCORPORATED

SENIOR CONVERTIBLE PROMISSORY NOTE

$1,000,000.00	December 30, 2005

Instrument Number:	Blacksburg, Virginia

FOR VALUE RECEIVED, Luna Innovations Incorporated, a Delaware corporation (the “Company”) promises to pay to Carilion Health System, a Virginia non-profit, non-stock corporation (“Investor”), or its registered assigns, in lawful money of the United States of America the principal sum of One Million Dollars ($1,000,000.00), or such lesser amount as shall equal the outstanding principal amount hereof, together with simple interest from the date of this Note on the unpaid principal balance at a rate equal to 6.00% per annum, computed on the basis of the actual number of days elapsed and a year of 365 days. All unpaid principal, together with any then unpaid and accrued interest and other amounts payable hereunder, shall be due and payable on the earlier of (i) December 30, 2009, or such later date as may be determined pursuant to Section 9 hereof (the “Maturity Date”), or (ii) when, upon or after the occurrence of an Event of Default (as defined below), such amounts are declared due and payable by Investor or made automatically due and payable in accordance with the terms hereof. This Note is one of the “Notes” issued pursuant to that certain Class C Common Stock and Note Purchase Agreement of even date herewith (as may from time to time be amended, modified or supplemented, the “Stock and Note Purchase Agreement”) between the Company and the Investor.

The following is a statement of the rights of Investor and the conditions to which this Note is subject, and to which Investor, by the acceptance of this Note, agrees:

1. Definitions. As used in this Note, the following capitalized terms have the following meanings:

(a) “Change of Control” shall mean (a) the merger or consolidation of the Company with or into another entity in which the stockholders of the Company immediately prior to such merger or consolidation own less than 50% of the voting securities of the surviving entity, (b) any other transaction or series of related transactions to which the Company is a party as a result of which the stockholders of the Company immediately prior to such transaction or series of related transactions own less than 50% of the voting securities of the Company or other surviving entity following such transaction or related transactions (other than the sale of equity securities by the Company in a capital raising transaction), or (c) a sale, lease or other conveyance of all or substantially all of the assets of the Company.

(b) “Class B Common Stock” shall mean the Class B Common Stock, $0.001 par value per share, of the Company.

(c) “Class C Common Stock” shall mean the Class C Common Stock, $0.001 par value per share, of the Company.

(d) “Common Stock” shall mean the Common Stock, $0.001 par value per share, of the Company.

(e) the “Company” includes the corporation initially executing this Note and any Person which shall succeed to or assume the obligations of the Company under this Note.

(f) “Event of Default” has the meaning given in Section 4 hereof.

(g) “GAAP” shall mean generally accepted accounting principles as in effect in the United States of America from time to time.

(h) “Investor” shall mean the Person specified in the introductory paragraph of this Note or any Person who shall at the time be the registered holder of this Note.

(i) “IPO” shall mean the closing of the Company’s first firm commitment underwritten public offering of the Company’s Common Stock registered under the Securities Act.

(j) “Majority in Interest” shall mean more than fifty percent (50%) of the aggregate outstanding principal amount of the Notes issued pursuant to the Stock and Note Purchase Agreement.

(k) “Material Adverse Effect” shall mean a material adverse effect on (a) the business, assets, operations or financial condition of the Company; (b) the ability of the Company to pay or perform the Obligations in accordance with the terms of this Note and the other Transaction Documents and to avoid an Event of Default, or an event which, with the giving of notice or the passage of time or both, would constitute an Event of Default, under any Transaction Document; or (c) the rights and remedies of Investor under this Note or the other Transaction Documents.

(l) “Note” or “Notes” shall mean the senior convertible promissory notes of the Company issued pursuant to the Stock and Note Purchase Agreement.

(m) “Obligations” shall mean and include all loans, advances, debts, liabilities and obligations, howsoever arising, owed by the Company to Investor of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money) now existing or hereafter arising under or pursuant to the terms of this Note and the Stock and Note

Purchase Agreement, including all interest, fees, charges, expenses, attorneys’ fees and costs and accountants’ fees and costs chargeable to and payable by the Company hereunder and thereunder, in each case, whether direct or indirect, absolute or contingent, due or to become due, and whether or not arising after the commencement of a proceeding under Title 11 of the United States Code (11 U. S. C. Section 101 et seq.), as amended from time to time (including post-petition interest) and whether or not allowed or allowable as a claim in any such proceeding.

(n) “Person” shall mean and include an individual, a partnership, a corporation (including a non-profit corporation, a non-stock corporation, or a business trust), a joint stock company, a limited liability company, an unincorporated association, a joint venture or other entity or a governmental authority.

(o) “Qualified Change of Control” shall mean a Change of Control that (A) involves a bona fide, arm’s length transaction with a third party unaffiliated with the Company, the terms of which have been negotiated in good faith by the Company and such third party, and (B) in respect of a stock purchase or merger, results in such third party acquiring one hundred percent (100%) of the voting securities (excluding options, warrants or other rights to purchase capital stock of the Company then outstanding) of the Company.

(p) “Securities Act” shall mean the Securities Act of 1933, as amended.

(q) “Stock and Note Purchase Agreement” has the meaning given in the introductory paragraph hereof.

(r) “Subsidiary” shall mean (a) any corporation of which more than 50% of the issued and outstanding equity securities having ordinary voting power to elect a majority of the board of directors of such corporation is at the time directly or indirectly owned or controlled by the Company, (b) any partnership, joint venture, or other association of which more than 50% of the equity interest having the power to vote, direct or control the management of such partnership, joint venture or other association is at the time directly or indirectly owned and controlled by the Company, (c) any other entity included in the financial statements of the Company on a consolidated basis.

(s) “Transaction Documents” shall mean (i) this Note, (ii) each of the other Notes issued under the Stock and Note Purchase Agreement and (iii) the Stock and Note Purchase Agreement.

2. Interest. Accrued interest on this Note shall be payable on the Maturity Date or upon conversion as provided herein.

3. Prepayment. This Note may not be prepaid without the consent of the Investor.

4. Events of Default. The occurrence of any of the following shall constitute an “Event of Default” under this Note and the other Transaction Documents:

(a) Failure to Pay. The Company shall fail to pay (i) when due any principal or interest payment on the due date hereunder or (ii) any other payment required under the terms of this Note on the date due and such payment shall not have been made within five days of the Company’s receipt of Investor’s written notice to the Company of such failure to pay; or

(b) Voluntary Bankruptcy or Insolvency Proceedings. The Company shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian of itself or of all or a substantial part of its property, (ii) be unable, or admit in writing its inability, to pay its debts generally as they mature, (iii) make a general assignment for the benefit of its or any of its creditors, (iv) be dissolved or liquidated, (v) become insolvent (as such term may be defined or interpreted under any applicable statute), (vi) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (vii) take any action for the purpose of effecting any of the foregoing;

(c) Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Company or of all or a substantial part of the property thereof, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Company or the debts thereof under any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within 30 days of commencement; or

(d) Other Breach. The Company shall (i) breach any representation or warranty made in this Note or in the other Transaction Documents where such breach has a Material Adverse Effect, (ii) materially breach any covenant, obligation, condition or agreement contained in this Note or the other Notes (other than the provisions of Section 7 hereof and thereof) or in the Stock and Note Purchase Agreement, or (iii) fail to observe or perform any covenant, obligation or agreement contained in Section 7 of this Note or the other Notes; provided that, in the event of a breach that is reasonably capable of a cure, Investor shall first give written notice to the Company of such breach and an Event of Default shall not be deemed to occur (including without limitation for purposes of Section 5 below) until and unless such breach has not been cured within thirty (30) days of the Company’s receipt of Investor’s written notice of such breach.

5. Rights of Investor upon Default. Upon the occurrence or existence of any Event of Default (other than an Event of Default described in Sections 4(b) or 4(c)) and at any time thereafter during the continuance of such Event of Default, Investor may, with the consent of a Majority in Interest of the holders of the Notes, by written notice to the Company, declare all outstanding Obligations payable by the Company hereunder to be immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived. Upon the occurrence or existence of any Event of Default described in Sections 4(b) and 4(c), immediately and without notice, all outstanding Obligations payable by the Company hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived. During any period in which an Event of Default has occurred and is continuing, the Company shall pay interest on the unpaid principal balance hereof at a rate per annum equal to the rate otherwise applicable hereunder plus five percent (5%). In addition to the foregoing remedies, upon the occurrence or existence of any Event of Default, Investor may exercise any other right power or remedy granted to it by the Transaction Documents or otherwise permitted to it by law, either by suit in equity or by action at law, or both.

6. Conversion.

(a) Optional Conversion at Maturity. This Note shall only be convertible on the Maturity Date unless otherwise provided in Sections 6(b) or (c) below. If no Qualified Equity Financing (defined below) or Qualified Change of Control takes place prior to the Maturity Date, then (i) if the Maturity Date is on or after the date of the Company’s IPO, the outstanding principal amount of and all accrued interest under this Note shall be convertible at the option of the Investor into that number of shares of the Company’s Common Stock as is determined by dividing such principal amount and accrued interest by $2.65183 per share (adjusted to reflect subsequent stock dividends, stock splits, combinations or recapitalizations), and (ii) if the Maturity Date is prior to the date of the Company’s IPO, then at the option of the Investor (A) the outstanding principal amount of this Note shall be convertible into that number of shares of the Company’s Class C Common Stock (or, in the event that no Class C Common Stock is outstanding, into that number of shares of any other class or series of stock into which shares of the Company’s Class C Common Stock were previously converted) as is determined by dividing such principal amount by $2.65183 per share (adjusted to reflect subsequent stock dividends, stock splits, combinations or recapitalizations) and (B) all accrued interest under this Note shall be convertible into that number of shares of the Company’s Class B Common Stock (or, in the event that no Class B Common Stock is outstanding, into that number of shares of any other class or series of stock into which shares of the Company’s Class B Common Stock were previously converted) as is determined by dividing such accrued interest by $2.65183 per share (adjusted to reflect subsequent stock dividends, stock splits, combinations or recapitalizations). This Section 6(a) shall terminate immediately prior to the close of business on the Maturity Date.

(b) Optional Conversion upon Certain Events Prior to an IPO. In the event the Company consummates, after the date hereof but prior to both (1) the Company’s IPO and (2) the Maturity Date, either of the following transactions (each, a “Triggering Event”):

(i) an equity financing pursuant to which the Company sells shares of Class C Common Stock or shares of a class or series of capital stock having rights, privileges and preferences equal or senior to the rights, privileges and preferences of the Class C Common Stock (the “Senior Stock”) with an aggregate sales price of not less than $15,000,000, including any and all debt which is converted into Class C Common Stock or Senior Stock (but excluding this Note upon the conversion hereof pursuant to this Section 6(b) and excluding the other Notes upon conversion thereof pursuant to Section 6(b) therein), and with the principal purpose of raising capital (a “Qualified Equity Financing”), or

(ii) a Qualified Change of Control;

then in connection with such Triggering Event at the option of the Investor (A) the outstanding principal amount of this Note shall be convertible into that number of shares of the Company’s Class C Common Stock (or, in the event that no Class C Common Stock is outstanding, into that number of shares of any other class or series of stock into which shares of the Company’s Class C Common Stock were previously converted) as is determined by dividing such principal amount by $2.65183 per share (adjusted to reflect subsequent stock dividends, stock splits, combinations or recapitalizations) and (B) all accrued interest under this Note shall be convertible into that number of shares of the Company’s Class B Common Stock (or, in the event that no Class B Common Stock is outstanding, into that number of shares of any other class or series of stock into which shares of the Company’s Class B

Common Stock were previously converted) as is determined by dividing such accrued interest by $2.65183 per share (adjusted to reflect subsequent stock dividends, stock splits, combinations or recapitalizations). This Section 6(b) shall terminate immediately prior to the Company’s IPO.

(c) Early Conversion. Notwithstanding the foregoing, in the event that the Company is either (i) no longer eligible for Small Business Innovation Research (SBIR) grants, as evidenced by an opinion of counsel mutually acceptable to the Company and Investor, or (ii) has not applied for an SBIR grant within the preceding twelve (12) months, then the Investor may convert this Note into equity securities of the Company as otherwise provided under Section 6(a). Prior to an event specified in clause (i) or (ii) of the immediately preceding sentence, beginning on the one-year anniversary of the Company’s IPO, the holders of a Majority in Interest of the Notes may make a written request to the Company that the Company review a legal opinion of counsel selected and retained by the holders of a Majority in Interest of the Notes (the costs of which legal opinion shall be borne by the holders making such request) as to whether any one or more Notes may be converted into equity securities of the Company without adversely affecting the Company’s efforts to maintain SBIR eligibility and fully cooperate with such counsel. Such request may be made no more frequently than once every 12 months, and if the Company in its sole good faith discretion is satisfied, based on such legal opinion, that the conversion of this Note by the Investor shall not adversely affect the Company’s efforts to maintain SBIR eligibility, then upon written notice from the Company the Investor may convert this Note into equity securities of the Company as otherwise provided under Section 6(a). Notwithstanding anything to the contrary contained herein, no conversion shall be allowed during any period in which the Company is, in good faith, making commercially reasonable efforts to maintain or regain SBIR eligibility unless such conversion, together with all other conversions of Notes, would not be reasonably expected to adversely affect such efforts to maintain or regain SBIR eligibility.

(d) Procedures for Conversion. The Company shall provide the Investor at least twenty (20) days prior notice of the closing of a Triggering Event (the “Triggering Event Notice”) or the Maturity Date, as applicable. If the Company does not provide the Investor prior notice of the Maturity Date as required by this Section 6(d), the Maturity Date shall automatically be extended to the date that is twenty (20) days after Investor has received notice of the Maturity Date from the Company. In the event that Investor elects to convert this Note into shares of Common Stock, Class C Common Stock and/or Class B Stock, as applicable, under Section 6(a) or Section 6(b), the Investor shall, at least ten (10) days prior to the Maturity Date (if Section 6(a) is applicable) or within ten (10) days following the date of the Triggering Event Notice (if Section 6(b) is applicable) surrender the original of this Note, duly endorsed (or a notice to the effect that the original Note has been lost, stolen or destroyed and an agreement acceptable to the Company whereby the holder agrees to indemnify the Company from any loss incurred by it in connection with this Note), at the principal corporate office of the Company and shall give written notice to the Company at its principal corporate office of the election to convert the same pursuant to Section 6(a) or Section 6(b), as applicable, and shall state therein the name or names in which the certificate or certificates for shares of Common Stock or shares of Class C Common Stock and/or Class B Common Stock, as applicable, are to be issued. Before shares of Common Stock, Class C Common Stock or Class B Common Stock, as applicable, under Section 6(a) or Section 6(b) are issued by the Company to the Investor in connection with the conversion of this Note hereunder, the Investor shall execute and deliver to the Company a common stock purchase agreement reasonably acceptable to the Company containing customary representations and warranties and transfer restrictions (including a lock-up agreement in connection with a public offering). The Company shall, upon conversion or as soon as practicable thereafter, issue and deliver at such office to Investor a certificate or certificates for the number of shares of Common Stock or shares of Class C Common Stock and/or Class B Common Stock, as applicable, to which Investor shall be entitled upon conversion (bearing such legends as are required by the common stock purchase agreement and applicable state and federal securities laws in the opinion of counsel to the Company), together with any other securities and property to which Investor is entitled upon such conversion under the terms of this Note, including a check payable to Investor for any cash amounts payable as described in Section 6(e). The conversion shall be deemed to have been made immediately prior to the closing of the Triggering Event (in the event the Investor elects to convert this Note pursuant to Section 6(b)) or immediately prior to the close of business on the date of the surrender of this Note (in the event the Investor elects to convert this Note pursuant to Section 6(a)), and the Person or Persons entitled to receive the shares of Common Stock, Class C Common Stock and/or Class B Common Stock, as applicable, upon such conversion shall be treated for all purposes as the record Investor or Investors of such shares of Common Stock, Class C Common Stock and/or Class B Common Stock, as applicable, as of such date.

(e) Fractional Shares; Interest; Effect of Conversion. No fractional shares shall be issued upon conversion of this Note. In lieu of the Company issuing any fractional shares to Investor upon the conversion of this Note, the Company shall pay to Investor an amount equal to the product obtained by multiplying the conversion price by the fraction of a share not issued pursuant to the previous sentence. Upon conversion of this Note in full and the payment of any amounts specified in this Section 6(e), the Company shall be forever released from all its obligations and liabilities under this Note.

(f) Treatment upon Qualified Change of Control. If at any time while this Note, or any portion hereof, is outstanding and unexpired there shall be a Qualified Change of Control, this Note shall cease to represent the right to receive equity securities of the Company upon conversion and shall automatically represent the right to receive upon conversion of this Note, during the period and upon the terms and conditions specified herein, the number of shares of stock or other securities or property offered to the Company’s holders of Common Stock in connection with such Qualified Change of Control that a holder of the shares deliverable upon conversion of this Note would have been entitled to receive in such Qualified Change of Control if this Note had been converted immediately before such Qualified Change of Control. The foregoing provisions of this Section 6(f) shall similarly apply to Qualified Changes of Control and to the stock or securities of any other corporation that are at the time receivable upon the conversion of this Note. If the per share consideration payable to the holder hereof in connection with any such transaction is in a form other than cash or marketable securities, then the value of such consideration shall be determined in good faith by the Company’s board of directors.

7. Covenants of the Company. The Company agrees that it will not, without the prior written consent of the Investors holding a Majority in Interest, drawdown any amount under the Company’s existing line of credit with First National Bank or incur additional indebtedness other than (i) unsecured indebtedness incurred in the ordinary course of the Company’s business (including accounts payable), (ii) up to $250,000 in aggregate principal amount of secured indebtedness outstanding at any time that is incurred solely for the purpose of financing all or any part of the cost of acquiring or holding property in the ordinary course of business, and (iii) indebtedness which is expressly made subordinate to the Notes.

8. Successors and Assigns. Subject to the restrictions on transfer described in Sections 10, 11 and 12 below, the rights and of the Company and Investor shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the parties.

9. Waiver and Amendment. Any provision of this Note may be amended, waived or modified upon the written consent of the Company and the Investors holding a Majority in Interest. Notwithstanding the foregoing, the Investors holding a Majority in Interest may, without the consent of the Company, elect to amend all of the Notes solely to extend the Maturity Dates thereof for one (1) year by providing the Company written notice of such election no later than ninety (90) days prior to the original Maturity Dates; provided further, that unless the Company is either not eligible for or has elected not to pursue SBIR funding as determined pursuant to Section 6(c)(i) or 6(c)(ii), respectively, the Investors holding a Majority in Interest may extend the Maturity Dates (subject to the notice requirement provided in this Section 9) of all of the Notes for up to three (3) consecutive one (1) year periods. Such election by the Investors holding a Majority in Interest to extend the Maturity Dates of all of the Notes shall be irrevocable unless otherwise agreed by the Company, and following such election the Company shall have the option, in its sole discretion, to pay accrued interest under the Notes either in cash or in shares of the Company’s Common Stock (if such payment is made on or after the date of the Company’s IPO) or Class B Common Stock (if such payment is made prior to the date of the Company’s IPO). In the event of an amendment, waiver or modification of this Note pursuant to this Section 9, the Company shall provide written notice of such event to all holders of the Notes, and if requested by the Company in such notice, the holder of this Note shall promptly tender to the Company all Notes held by such holder for replacement by the Company with amended and restated Notes.

10. Transfer of this Note. This Note shall be freely transferable by Investor; provided, however, that any such transfer may not involve a principal amount of less than the entire remaining principal amount under this Note, and provided, further, that any such transfer must comply with all applicable federal and state securities laws as evidenced, in the case of a transfer to an entity not an affiliate of the Investors, by opinion of counsel to the transferor reasonably acceptable to the Company. With respect to any offer, sale or other disposition of this Note, Investor shall give written notice to the Company prior thereto, describing briefly the manner thereof, together with a written opinion of Investor’s counsel, if required under this Section 10, or other evidence if reasonably satisfactory to the Company, to the effect that such offer, sale or other distribution may be effected without registration or qualification under any federal or state law then in effect.

11. Transfer of the Securities Issuable on Conversion of this Note. With respect to any offer, sale or other disposition of securities into which this Note may be converted, Investor will give written notice to the Company prior thereto, describing briefly the manner thereof, together with a written opinion of Investor’s counsel, or other evidence if reasonably satisfactory to the Company, to the effect that such offer, sale or other distribution may be effected without registration or qualification (under any federal or state law then in effect). Upon receiving such written notice and reasonably satisfactory opinion, if so requested, or other evidence, the Company, as promptly as practicable, shall notify Investor that Investor may sell or otherwise dispose of such securities, all in accordance with the terms of the notice delivered to the Company. If a determination has been made pursuant to this Section 11 that the opinion of counsel for Investor, or other evidence, is not reasonably satisfactory to the Company, the Company shall so notify Investor promptly after such determination has been made. Each certificate representing the securities thus transferred shall bear a legend as to the applicable restrictions on transferability in order to ensure compliance with the Securities Act, unless in the opinion of counsel for the Company such legend is not required in order to ensure compliance with the Securities Act. The Company may issue stop transfer instructions to its transfer agent in connection with such restrictions. Subject to the foregoing, transfers of any securities hereunder shall be registered upon registration books maintained for such purpose by or on behalf of the Company.

12. Assignment by the Company. Neither this Note nor any of the rights, interests or obligations hereunder may be assigned, by operation of law or otherwise, in whole or in part, by the Company without the prior written consent of the Investor.

13. Notices. All notices, requests, demands, consents, instructions or other communications required or permitted hereunder shall in writing and faxed, mailed or delivered to each party at the respective addresses of the parties as set forth in the Stock and Note Purchase Agreement, or at such other address or facsimile number as the Company shall have furnished to Investor in writing. All such notices and communications will be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, (iii) one business day after being delivered by facsimile (with receipt of appropriate confirmation), (iv) one business day after being deposited with an overnight courier service of recognized standing or (v) four days after being deposited in the U.S. mail, first class with postage prepaid.

14. Pari Passu Notes. Investor acknowledges and agrees that the payment of all or any portion of the outstanding principal amount of this Note and all interest hereon shall be pari passu in right of payment and in all other respects to the other Notes issued pursuant to the Stock and Note Purchase Agreement or pursuant to the terms of such Notes. In the event Investor receives payments in excess of its pro rata share of the Company’s payments to the Investors of all of the Notes, then Investor shall hold in trust all such excess payments for the benefit of the holders of the other Notes and shall pay such amounts held in trust to such other holders upon demand by such holders.

15. Usury. In the event any interest is paid on this Note which is deemed to be in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of this Note.

16. Waivers. The Company hereby waives notice of default, presentment or demand for payment, protest or notice of nonpayment or dishonor and all other notices or demands relative to this instrument.

17. Governing Law. This Note and all actions arising out of or in connection with this Note shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without regard to the conflicts of law provisions of the Commonwealth of Virginia, or of any other state.

(Signature Page Follows)

EXECUTION COPY

The Company has caused this Senior Convertible Promissory Note to be issued as of the date first written above.

LUNA INNOVATIONS INCORPORATED a Delaware corporation

By:

Name:

Title:

[Signature page to Senior Convertible Promissory Note]